PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC.	MARCH 22, 2013
1450 BROADWAY, 24th FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

Harris & Harris Group Notes

Article in The New York Times

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative nanotechnology companies, notes an article by Quentin Hardy in the March 22, 2013, issue of The New York Times, discussing Lockheed Martin's intent to upgrade to commercial scale the quantum computer it purchased from D-Wave Systems, Inc., becoming the first company to use quantum computing as part of its business. If it performs as Lockheed Martin and D-Wave expect, the upgraded quantum computer could have the potential to supercharge powerful systems, solving some science and business problems millions of times faster than can be done today.

Quantum computing is much faster than traditional computing because of the unusual properties of particles at the smallest level. Instead of the precision of ones and zeros that have been used to represent data since the earliest days of computers, quantum computing relies on the fact that subatomic particles inhabit a range of states. Different relationships among the particles may coexist, as well. Those probable states can be narrowed to determine an optimal outcome among a near-infinitude of possibilities, which allows certain types of problems to be solved rapidly.

"We view Lockheed Martin's decision to upgrade its quantum computer from D-Wave as exciting commercial validation of the potential for D-Wave's technology," stated Douglas W. Jamison, CEO of Harris & Harris Group.  "As an early-stage investor, this is the type of validation we strive for when we make our initial investments in portfolio companies. We are excited about the potential that this and other interest in D-Wave’s technology will lead to in the future." The full article may be accessed at http://www.nytimes.com/2013/03/22/technology/testing-a-new-class-of-speedy-computer.html?_r=0&pagewanted=print.

Harris & Harris Group is an investor in privately held, D-Wave Systems, Inc.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.nytimes.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.